 As filed with the SEC on March 22, 2001              Registration No. 333-53536


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          ----------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                        SWEETWATER FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


            Georgia                        6021                 58-2531498
------------------------------  -------------------------   ------------------
       (State or other              (Primary Standard        (I.R.S. Employer
Jurisdiction of Incorporation   Industrial Classification   Identification No.)
       or Organization)               Code Number)


                         4485 N. Town Square, Suite 102
                          Powder Springs, Georgia 30127
                                 (770) 943-1400
     (Address and Telephone Number of Intended Principal Place of Business)

                          ----------------------------
                                Kenneth L. Barber
                             Chief Executive Officer
                         4485 N. Town Square, Suite 102
                          Powder Springs, Georgia 30127
                                 (770) 943-1400
           (Name, Address, and Telephone Number of Agent For Service)

                          ----------------------------
      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                              Neil E. Grayson, Esq.
                          Jason R. Wolfersberger, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6225 (Fax)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]




================================================================================

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                   PROSPECTUS

                        SWEETWATER FINANCIAL GROUP, INC.

                       A PROPOSED BANK HOLDING COMPANY FOR


                            GEORGIAN BANK (PROPOSED)


                        1,000,000 SHARES OF COMMON STOCK
                                $10.00 PER SHARE

                        --------------------------------

         We are offering shares of common stock of Sweetwater Financial Group, Inc. to fund the start-up of a new community bank, Georgian Bank. We are currently obtaining regulatory approval for the bank and expect to open the bank in the fourth quarter of 2001. Sweetwater Financial Group will be the holding company and sole owner of the bank, which will be headquartered in Powder Springs, Georgia. This is our first offering of stock to the public, and there is no public market for our shares. The minimum purchase requirement for investors is 100 shares and the maximum purchase amount is 5% of the offering, although we may at our discretion accept subscriptions for more or less.

         Initially, there will be no established market for our common stock. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. WE DO NOT EXPECT A LIQUID MARKET FOR OUR COMMON STOCK TO DEVELOP FOR SEVERAL YEARS, IF AT ALL.

         Our organizers will receive warrants to purchase one share of common stock for $10.00 per share for every share they purchase in the offering. If each organizer exercises his warrant in full, the organizers' ownership of Sweetwater Financial Group will increase to 58.38% based on the minimum offering and 48.43% based on the maximum offering. We describe the warrants in more detail in the "Management - Stock Warrants" section on 36.

         Our officers and directors will sell the shares in this offering. We will not pay them any fees or commissions for their efforts.

         The offering is scheduled to end on July 15, 2001, but we may extend the offering until February 28, 2002, at the latest. All of the money that we receive will be placed with an independent escrow agent which will hold the money until (1) we sell at least 775,000 shares and (2) we receive preliminary approval from our bank regulatory agencies for the new bank. If we do not meet these conditions before the end of the offering period, we will return all funds received to the subscribers promptly, without interest.

         This table summarizes the offering and the amounts we expect to receive.

        ===========================================================================================

                                                               Minimum Total        Maximum Total
                                                             ----------------    ------------------
                                                Per Share    (775,000 Shares)    (1,000,000 Shares)
                                                ---------    ----------------    ------------------
        Public Offering Price.............       $10.00         $7,750,000           $10,000,000
        Proceeds to Sweetwater
        Financial Group....................      $10.00         $7,750,000           $10,000,000
        ===========================================================================================

         THIS IS A NEW BUSINESS. AS WITH ALL NEW BUSINESSES, AN INVESTMENT WILL INVOLVE RISKS. IT IS NOT A DEPOSIT OR AN ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE SOME OR ALL OF YOUR INVESTMENT. ACCEPTED SUBSCRIPTIONS WILL BE BINDING AND MAY NOT BE REVOKED EXCEPT WITH OUR CONSENT.

         SOME OF THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE HEADING "RISK FACTORS" ON PAGE 6.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ___________, 2001

                        SWEETWATER FINANCIAL GROUP, INC.
                            GEORGIAN BANK (PROPOSED)
                              PROPOSED MARKET AREA



           [INSERT MAP OF GEORGIA AND COBB COUNTY SHOWING MARKET AREA]

                                     SUMMARY

   We encourage you to read the entire prospectus carefully before investing.

SWEETWATER FINANCIAL GROUP, INC. AND GEORGIAN BANK

         We incorporated Sweetwater Financial Group in March 2000 to organize and serve as the holding company for Georgian Bank, a proposed new Georgia state bank to be located in Powder Springs, Georgia. The bank will focus on the local community, emphasizing personal service to individuals and businesses in Powder Springs and Cobb and Paulding Counties. We have filed for regulatory approval to open the new bank with the Georgia Department of Banking and Finance and for deposit insurance for the bank with the FDIC. We will file for approval of the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank. We expect to receive all final regulatory approvals and open for business in the fourth quarter of 2001.

WHY WE ARE ORGANIZING A NEW BANK IN COBB COUNTY

         Cobb County has a growing and dynamic economic environment that we believe will support Georgian Bank. It is Georgia's third most populous county with over 599,000 residents, and it is one of the fastest growing counties in the nation. According to the Cobb Chamber of Commerce, there are at least 68 fortune 500 companies doing business in Cobb County. The Home Depot is headquartered in Cobb County and is one of the top ten employers in the county. In January 2000, the unemployment rate was approximately 2.2%, and the labor force numbered 336,843. Cobb County is one of the core counties of the metropolitan Atlanta area, which has been one of the leaders in the nation in job creation in recent years. One factor for Cobb County's economic growth is its strategic location on the I-75 corridor immediately north of the City of Atlanta, Georgia.

         Paulding County, immediately west of Cobb County, has also experienced significant growth in recent years. According to the Georgia Department of Labor, the population of Paulding County increased 101% between 1990 and 2000. As of July 2000, the unemployment rate of Paulding County was 2.3%, well below the state unemployment rate of 3.8% for the same period. Non-farm employment grew 108.3% from 1990 through 1999, primarily in the retail trade, services, and construction industries.

         We believe that there is an opportunity in Cobb and Paulding Counties for a new locally managed bank focused on the community and personalized service to individuals and local businesses. The growth in Cobb County's bank deposits grew over the last five years at an annual average rate in excess of 5%, and should continue to grow with the community and its economy. We believe that many residents in the Cobb and Paulding County area prefer the community bank experience to that provided by the larger and more impersonal regional and super-regional banks. However, the recent acquisitions of Georgia State Bank by Alabama National Bancorporation and Independent Bank & Trust by United Community Banks, Inc. have left only one community bank in our primary service area. We believe that the combination of positive deposit growth rates, good economic conditions, and the fact that there is only one locally owned community bank in our primary service area creates a favorable environment for a new community oriented bank.

         Taking advantage of this opportunity, Georgian Bank will position itself as "the hometown bank" that cares about its clients. We will provide professional and personalized service to our clients by employing well-trained, seasoned bankers who are familiar with our market area and our clients' individual needs. We will emphasize our local ownership and management and our strong ties to the Cobb County and Paulding County communities. Our target market will be primarily small- to medium-sized businesses, independent single-family residential contractors, and individual consumers, all of whom desire a consistent and professional relationship with a local banker.

OUR BOARD OF DIRECTORS AND MANAGEMENT

         Sweetwater Financial Group was founded by eleven local business leaders, most of whom have lived in Cobb County or Paulding County for many years. They are community leaders who serve on numerous charitable and service organizations throughout Cobb County and Paulding County. We believe our directors' long-standing ties to the community and their significant business experience will provide Georgian Bank with the ability to effectively assess and address the needs of our proposed market area.

         Our board of directors consists of the following:

         Ken L. Barber
         Helen Barrios
         Fred D. Bentley, Jr.
         Earl D. Ehrhart, IV
         Phillip T. "Murray" Homan
         Cheryl Smith Moultrie
         Andrew Schival
         L. Charles Watts
         Paul D. Wilkerson
         R. Lynn Wilson

         Our management team is headed up by Ken L. Barber, who will serve as the president and chief executive officer of the bank and holding company. He has over 24 years of banking experience in Georgia. Before beginning preparations to open Georgian Bank, he served as president and chief executive officer of Citizens & Merchants State Bank in Douglasville, Georgia for 14 years.

         Caric Martin will serve as our chief financial officer. He has over 23 years of banking experience in Georgia, including 14 years experience in Cobb County. Most recently, he served as senior vice president and chief financial officer of Georgia State Bank in Mableton, Georgia.

         We are in the process of assembling the rest of our management team. We are looking for individuals who reside in the Cobb or Paulding area and have significant local banking experience and a history of service to the Powder Springs, Cobb County, and Paulding County communities.

PRODUCTS AND SERVICES

         We plan to offer most of the products and services offered by larger banks by utilizing modern delivery systems coupled with personalized service. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. We expect that our initial legal lending limit will be approximately $1,875,000 for secured loans and $1,125,000 for unsecured loans immediately following the offering. We will competitively price our deposit products, which will include checking accounts, savings accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We will also provide cashier's checks, credit cards, home mortgage brokerage services, tax deposits, safe deposit boxes, traveler's checks, direct deposit, and special bank club packages. We intend to deliver our services though a variety of methods, including ATMs, banking by mail, and drive-through banking, and we are considering providing internet banking services to our customers.

THE OFFERING AND OWNERSHIP BY MANAGEMENT

         We are offering between 775,000 and 1,000,000 shares of our common stock for $10.00 per share. Our organizers and executive officers intend to purchase at least 319,500 shares, which represents 41.23% of the minimum offering and 31.95% of the maximum offering. To compensate them for their financial risk and efforts in organizing the bank, our organizers will receive warrants to purchase one share of common stock for $10.00 per share for every share they purchase in this offering. Each warrant is expected to have a term of ten years. If each organizer exercises his warrant in full, the organizers' ownership of Sweetwater Financial Group will increase to 58.38% based on the minimum offering and 48.43% based on the maximum offering. We hope to sell most of the remaining shares to individuals and businesses in Cobb County or Paulding County who share our desire to support a new local community bank.

FUNDS RECEIVED WILL BE PLACED IN ESCROW

         We cannot open the bank without regulatory approvals. Therefore, we will place all of the proceeds from investors in this offering with an independent escrow agent, The Bankers Bank. The escrow agent will hold these funds until we raise at least $7,750,000 and obtain preliminary regulatory approvals to open the bank. We expect to receive all preliminary regulatory approvals by the second quarter of 2001 and open for business by the fourth quarter of 2001. We currently intend to close the offering on July 15, 2001, but may extend the offering for an additional seven months, or until February 28, 2002. If we fail to meet these conditions by the close of the offering, we will promptly refund your subscription in full, without interest, and will use the investments by our founding shareholders to pay expenses and liquidate the company.

SHARES WILL BE SOLD BY OFFICERS AND DIRECTORS

         Our officers and directors will handle the sale of the shares in this offering. We will not pay them any fees or commissions for their efforts.

MARKET FOR THE SHARES

         Initially, there will be no established market for our common stock. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. Even if we secure a broker-dealer, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common stock to develop for several years, if at all.

USE OF PROCEEDS

         We will use the first $7,500,000 we raise in this offering to capitalize Georgian Bank. This is the amount of capital we believe our banking regulators will require for us to open the bank. Of this amount, the bank will use approximately $2,965,300 of the funds it receives to construct its main office, purchase furniture, fixtures, and equipment, purchase and remove a modular facility, and pay pre-opening expenses of the bank. The bank will use its remaining funds of $4,534,700 in a minimum offering, which represents 58.51% of the minimum offering, or $5,534,700 in a maximum offering, which represents 55.35% of the maximum offering, for working capital necessary for its operations. We will use the remaining net proceeds of the offering of $250,000 in a minimum offering, which represents 3.2% of the minimum offering, or $1,500,000 in the maximum offering, which represents 15% of the maximum offering to pay expenses of this offering and of organizing the holding company and the bank, and to provide general working capital for the holding company. For more detailed information see "Use of Proceeds" beginning on page 13.

WE DO NOT INITIALLY PLAN TO PAY DIVIDENDS

         Because we are a new business, we will not pay dividends for the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

LOCATION OF OFFICES

         Our temporary executive offices are located at 4485 N. Town Square, Suite 102, Powder Springs, Georgia 30127. Our telephone number is (770) 943-1400. Our main office will be located at 3270 Florence Road, Powder Springs, Georgia 30127, at the intersection of Florence Road and Highway 278 in Powder Springs, Georgia. The site is approximately 1.6 acres in size, and the building will be approximately 8,000 square feet. We expect to complete construction of this facility in 2002. In the interim period, we will operate out of a temporary modular facility located on the same site. The bank has made provisions for the establishment of a branch office in the fourth year of operations, which will increase fixed assets and other expenses associated with opening a branch office. No site for a branch office has yet been determined.

                                  RISK FACTORS

         The following is a summary of some of the risks that we expect to encounter in starting and operating the new bank. We may face other risks as well, including risks we have not anticipated. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose some or all of your investment. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.

WE ARE A NEW BUSINESS AND THERE IS A RISK WE MAY NOT BE SUCCESSFUL.

         Neither Sweetwater Financial Group nor Georgian Bank has any operating history. The operations of new businesses are always risky. Because Georgian Bank has not yet opened, we do not have historical financial data and similar information that would be available for a financial institution that has been operating for several years.

WE EXPECT TO INCUR LOSSES FOR MORE THAN ONE YEAR AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.

         In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and may not be profitable for more than one year, if at all. Our future profitability is dependent on numerous factors, including the continued success of the economy in our community and favorable government regulation. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank's right to make loans, purchase securities, and pay dividends. Although we expect to become profitable on a monthly basis in our second year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. If this happens, we may never become profitable and you will lose part or all of your investment.

WE CANNOT OPEN THE BANK FOR BUSINESS UNTIL WE RECEIVE REGULATORY APPROVALS, WHICH ARE AT THE DISCRETION OF OUR REGULATORY AGENCIES.

         We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy all requirements for new banks imposed by state and federal regulatory agencies. We have already filed applications with the FDIC and the Georgia Department of Banking and Finance, and we will file an application with the Federal Reserve prior to opening the bank. We expect to receive our preliminary regulatory approvals by the second quarter of 2001. We expect to receive final approvals by the fourth quarter of 2001, but it may take longer. If we ultimately do not open, we anticipate that we will dissolve the company, and return to our investors all funds remaining after paying the expenses incurred through that time.

ANY DELAY IN OPENING GEORGIAN BANK WILL RESULT IN ADDITIONAL LOSSES.

         We intend to open the bank in the fourth quarter of 2001. If we do not receive all necessary regulatory approvals as planned, the bank's opening will be delayed or may not occur at all. If the bank's opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase.

WE WILL DEPEND HEAVILY ON KEN L. BARBER, AND OUR BUSINESS MAY SUFFER IF SOMETHING WERE TO HAPPEN TO HIM OR IF HE WERE TO LEAVE.

         Ken L. Barber will serve as the president and chief executive officer of the bank and the holding company. Mr. Barber will provide valuable services to us, and he would be difficult to replace. Our employment agreement with Mr. Barber has an initial term of five years, which will be extended automatically for successive three year terms. After the initial term, either party may terminate the agreement upon 90 days written notice. If Mr. Barber were to leave, our business may suffer.

WE DETERMINED THE OFFERING PRICE OF $10.00 ARBITRARILY AND IT WILL FLUCTUATE ONCE THE SHARES BECOME FREELY TRADABLE AFTER THE OFFERING.

         Because we do not have any history of operations, we determined the offering price of our stock arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS OR A LARGE NUMBER OF SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL OR TRADE THE SHARES AFTER THE OFFERING.

         Initially, there will be no established market for our common stock. After the offering, we would need a sponsoring broker-dealer to match buy and sell orders for our common stock in order to be listed on the OTC Bulletin Board. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. Even if we secure a broker-dealer, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common stock to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock.

OUR ORGANIZERS WILL PURCHASE A LARGE PERCENTAGE OF OUR STOCK IN THE OFFERING, WHICH MAY ALLOW THEM TO CONTROL THE COMPANY AND AFFECT OUR SHAREHOLDERS' ABILITY TO RECEIVE A PREMIUM FOR THEIR SHARES.

         Our organizers intend to purchase a minimum of 319,500 shares in this offering, for a total investment of $3,195,000. As a result, they will own approximately 41.23% of the common stock outstanding upon completion of the minimum offering and 31.95% of the common stock outstanding upon completion of the maximum offering. Additionally, each of the organizers will receive a warrant to purchase one share of common stock at $10.00 per share for every share they purchase in the offering. If each organizer exercises his warrant in full, the organizers' ownership of Sweetwater Financial Group will increase to 58.38% based on the minimum offering and 48.43% based on the maximum offering. As a result, the organizers as a group will have significant influence over our affairs and policies. Their voting power may be sufficient to control the outcome of director elections or block significant transactions affecting Sweetwater Financial Group, including acquisitions. This could prevent shareholders from receiving a premium for their shares, which may be offered by a potential acquirer. In addition, the organizers may purchase additional shares in the offering, especially if necessary to meet the minimum offering amount. See "The Offering - General" on page 10.

WE WILL FACE STRONG COMPETITION FOR CUSTOMERS FROM LARGER AND MORE ESTABLISHED BANKS, WHICH COULD PREVENT US FROM OBTAINING CUSTOMERS, AND MAY CAUSE US TO HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT CUSTOMERS.

         We will encounter strong competition from existing banks and other types of financial institutions operating in the Cobb County or Paulding County areas. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like SouthTrust, SunTrust, First Union, Bank of America, Regions, and Wachovia. These institutions offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See "Proposed Business - Marketing Opportunities - Competition" on page 18 and "Supervision and Regulation" starting on page 25.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         We will be limited in the amount we can loan a single borrower by the amount of the bank's capital. The legal lending limit is 25% of the bank's capital and surplus on secured loans and 15% of the bank's capital and surplus on unsecured loans. We expect that our initial legal lending limit will be approximately $1,875,000 for secured loans and $1,125,000 for unsecured loans immediately following the offering, but we intend to impose stricter internal limits on these amounts. Until the bank is profitable, our capital will continue to decline and therefore our lending limit will decline. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

WE ARE AUTHORIZED TO ISSUE PREFERRED STOCK WHICH, IF ISSUED, MAY ADVERSELY AFFECT YOUR VOTING RIGHTS AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

         We are authorized by our articles of incorporation to issue shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution, or winding up. The existence of rights which are senior to common stock may reduce the price of our shares. We do not have any plans to issue any shares of preferred stock at this time.

THE EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE STOCK DILUTION AND MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

         The organizers and officers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in Sweetwater Financial Group. Upon completion of the offering, we will issue to the organizers warrants to purchase one share of common stock at $10.00 per share for every share they purchase in the offering. If the organizers purchase 319,500 shares in the offering, we will issue warrants to purchase an additional 319,500 shares of common stock to them. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.

OUR FUTURE OPERATIONS AND ABILITY TO CONTINUE AS A GOING CONCERN ARE DEPENDENT ON OBTAINING CAPITAL THROUGH THIS INITIAL STOCK OFFERING AND OBTAINING THE NECESSARY FINAL REGULATORY APPROVALS.

         Pursuant to the Independent Auditor's Report from Porter Keadle Moore, LLP included in this prospectus, we received the opinion that there exists substantial doubt about our ability to continue as a going concern unless we raise at least $7,750,000 and obtain preliminary regulatory approvals to open the bank. We intend to close the offering on July 15, 2001, and we will place all money we receive in this offering with an independent escrow agent who will hold the money until we raise at least $7,750,000 and obtain preliminary regulatory approvals to open the bank. If we fail to meet these conditions, we will cancel all subscription agreements and return all proceeds to the subscribers. If we satisfy the conditions required to break escrow, we will capitalize the bank with at least $7,500,000 prior to the commencement of banking operations and therefore we will have adequate funds to continue as a going concern.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" concerning Sweetwater Financial Group and Georgian Bank and their operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on many factors about which we are unsure, including those discussed above. Many of these risks and factors are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," and similar expressions identify forward-looking statements. The most significant of these risks, uncertainties, and other factors are discussed under the heading "Risk Factors" beginning on page 6 of this prospectus. We urge you to carefully consider these factors prior to making an investment.

                                  THE OFFERING

GENERAL

         We are offering for sale a minimum of 775,000 shares and a maximum of 1,000,000 shares of our common stock at a price of $10.00 per share to raise gross proceeds of between $7,750,000 and $10,000,000. The minimum purchase for any investor is 100 shares and the maximum purchase is 5% of the offering, although we may accept subscriptions for more or less.

         The organizers intend to purchase at least 319,500 shares in this offering, for a total investment of $3,195,000. As a result, they will own approximately 41.23% of the common stock outstanding upon completion of the minimum offering of 775,000 shares, and 31.95% of the common stock outstanding upon completion of the maximum offering of 1,000,000 shares. Additionally, each of the organizers will receive a warrant to purchase one share of common stock at $10.00 per share for every share they purchase in the offering, exercisable for 10 years after the completion of the offering. If each organizer exercises his warrant in full, the organizers' ownership of Sweetwater Financial Group will increase to 58.38% based on the minimum offering and 48.43% based on the maximum offering. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering.

         We must receive your subscription for shares before midnight, Eastern Standard Time, on July 15, 2001, unless all of the shares are sold earlier or the offering is terminated or extended. We reserve the right to terminate the offering at any time or to extend the expiration date up to February 28, 2002. Extension of the expiration date might cause an increase in our expenses. We do not have to give you any prior written notice of an extension. If we extend the offering, subscriptions we have already accepted will still be binding. We do, however, intend to communicate quarterly with all subscribers and inform you of any extensions of the offering.

         Accepted subscriptions will be binding and may not be revoked except with our consent. We reserve the right to cancel or reject any or all of any subscription before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account any factors, including:

         -        the order in which subscriptions are received;
         - a subscriber's potential to do business with or to direct customers to the bank; and
         -        our desire to have a broad distribution of stock ownership.

         If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of that subscription, we will refund the amount remitted for shares for which a subscription is rejected or canceled. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

         We will place all subscription proceeds with The Bankers Bank, which will serve as an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until:

         - We have accepted subscriptions and payment in full for a minimum of 775,000 shares at $10.00 per share (which will result in gross offering proceeds of $7,750,000);

         - We have received preliminary approval from the Georgia Department of Banking and Finance to grant us a state bank charter;

         - We have received preliminary approval of the bank's application for deposit insurance from the FDIC; and

         - We have obtained preliminary approval from the Federal Reserve to acquire the stock of the bank.

If we terminate the offering or if the offering period expires before these conditions are satisfied, then:

         - We will cancel accepted subscription agreements and subscribers in the offering will not become shareholders;

         - The funds held in the escrow account will not be subject to the claims of any of our creditors or available to defray the expenses of this offering; and

         - We will return the full amount of all subscription funds promptly to subscribers, without interest earned.

         The escrow agent has not investigated the desirability, advisability, or merits of a purchase of the shares. The escrow agent will invest escrowed funds in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or other similar investments as we agree on with the escrow agent. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

         If the conditions for releasing subscription funds from escrow are met and the funds are released but we do not receive final regulatory approval to operate the bank, or if the bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate. In this event, our company would be dissolved and our net assets, consisting primarily of the funds received in this offering, less the costs and expenses we have incurred, would be distributed to the shareholders other than the organizers, who will not receive any distribution until all other shareholders have received their initial investments.

PLAN OF DISTRIBUTION

         Offers and sales of the common stock will be made by our officers and directors. We believe our officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1. Our organizers who participate in our stock sales effort will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration.

HOW TO SUBSCRIBE

         If you desire to purchase shares of the common stock of Sweetwater Financial Group, you should:

         1. Complete, date, and execute the subscription agreement which you received with this prospectus;

         2. Make a check, bank draft, or money order payable to "The Bankers Bank, Escrow Account for Sweetwater Financial Group, Inc.," in the amount of $10.00 times the number of shares you wish to purchase; and

         3. Deliver the completed subscription agreement and check to Sweetwater Financial Group at the following address:

                                Mr. Ken L. Barber
                        Sweetwater Financial Group, Inc.
                                  P.O. Box 1309
                          Powder Springs, Georgia 30127

         If you have any questions about the offering or how to subscribe, please call Mr. Barber at (770) 943-1400 (or any of our other organizers). If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

                                 USE OF PROCEEDS

         We estimate that we will receive gross proceeds of between $7,750,000 and $10,000,000 in this offering. We estimate offering expenses of $60,000 for the holding company and organizational and pre-opening expenses of $425,000 for the bank. We have established a line of credit in the amount of $500,000 with The Bankers' Bank at the prime rate minus 0.5% to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering. We intend to pay off this line of credit with proceeds that we receive from this offering. We believe that the minimum proceeds of $7,750,000 from the offering will satisfy the cash requirements for the first three years for both Sweetwater Financial Group and Georgian Bank, but we cannot be sure. The following two paragraphs describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY SWEETWATER FINANCIAL GROUP

         The following table shows the anticipated use of the proceeds by Sweetwater Financial Group. We describe the bank's anticipated use of proceeds in the following section. As shown, we will use $7,500,000 to capitalize the bank. We will initially invest the remaining proceeds in United States government securities or deposit them with another bank. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. In addition to our main office, we currently plan to open one additional branch office in the next four years. We do not have any other definitive plans for expansion.

                                                             Minimum Offering     Maximum Offering
                                                              775,000 shares      1,000,000 shares
                                                             ----------------     ----------------
          Gross proceeds from offering                         $  7,750,000         $ 10,000,000
          Less:
                Offering expenses                                   (60,000)             (60,000)
                Investment in capital stock of the bank          (7,500,000)          (8,500,000)
                                                               ------------         ------------
          Remaining proceeds (working capital)                 $    190,000         $  1,440,000

USE OF PROCEEDS BY GEORGIAN BANK

         The following table shows the anticipated use of the proceeds by Georgian Bank. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by Sweetwater Financial Group as described above. We intend to use a portion of these proceeds to purchase a site and construct a permanent main office. We expect our main office to be completed one year after opening. During the period between the opening of the bank and the completion of our permanent main facility, we will conduct operations from a modular facility located on the site where we will construct our main office. We expect to spend $129,000 for the purchase of the modular building and related expenses for set up and removal. The table shows the cost of the temporary and permanent facilities for a period of 12 months from the completion of the offering. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank.

                                                                            Minimum Offering      Maximum Offering
                                                                             775,000 shares       1,000,000 shares
                                                                            ----------------      ----------------
          Investment by Sweetwater Financial Group in the                     $  7,500,000         $  8,500,000
             bank's capital stock
          Less:
               Organizational and pre-opening expenses of the bank                (425,000)        $   (425,000)
               Furniture, fixtures and equipment                                  (186,300)            (186,300)
               Land for bank facility *                                           (725,000)            (725,000)
               Purchase and removal of modular building                           (129,000)            (129,000)
               Construction of main office                                      (1,500,000)          (1,500,000)
                                                                              ------------         ------------
          Remaining proceeds                                                  $  4,534,700         $  5,534,700

* The land upon which the bank will be located has a purchase price of $725,000. We plan to purchase this property through the issuance of 30,000 shares of common stock in this offering and the payment of cash in the amount of $425,000. The company will contribute its interest (valued at $300,000) in the property to the bank, and this contribution is reflected in the table under the heading "Investment by Sweetwater Financial Group in the bank's capital stock." The seller of this property is GW Investments, a partnership in which Mr. Lynn Wilson is a partner. Lynn Wilson is an organizer of the bank and a director of Sweetwater Financial Group.

                                 CAPITALIZATION

         The following table shows Sweetwater Financial Group's capitalization as of November 30, 2000, and the pro forma consolidated capitalization of Sweetwater Financial Group and the bank as adjusted to give effect to the sale of the minimum and maximum number of shares in this offering, after deducting the expenses of the offering. Sweetwater Financial Group's capitalization as of November 30, 2000 reflects the purchase of 10 shares by Caric Martin for $10.00 per share. These shares will be redeemed after the offering. The "As Adjusted" column reflects the estimated cost of organizing Sweetwater Financial Group and organizing and preparing to open Georgian Bank through the expected opening date, which we expect to be the fourth quarter of 2001. See "Use of Proceeds" above.

                                                                                    As Adjusted for   As Adjusted for
                                                                      November 30,    the Minimum       the Maximum
                                                                         2000          Offering          Offering
                                                                      ------------  ----------------  ----------------
SHAREHOLDERS' EQUITY:

Common Stock, par value $.01 per share; 10,000,000 shares            $         0      $     7,750      $    10,000
authorized; 10 shares issued and outstanding; 775,000 shares issued and outstanding as adjusted (minimum offering); 1,000,000 shares issued and outstanding (maximum offering)

Preferred Stock, par value $.01 per share; 10,000,000 shares                   0                0                0
authorized; no shares issued and outstanding

Additional paid-in capital                                                     0        7,682,250        9,930,000

Deficit accumulated during the pre-opening stage                        (108,339)        (425,000)        (425,000)
                                                                     -----------      -----------      -----------

Total shareholders' equity (deficit)                                    (108,339)       7,265,000        9,515,000
                                                                     ===========      ===========      ===========

Book value per share                                                 $       N/A      $      9.37      $      9.52
                                                                     ===========      ===========      ===========

                                 DIVIDEND POLICY

         We expect initially to retain all earnings to operate and expand our business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on Georgian Bank's ability to pay dividends to Sweetwater Financial Group, which depends on the profitability of the bank. In order to pay dividends, the bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" on page 28 and "Supervision and Regulation - The Bank - Capital Regulations" on page 29. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATION

GENERAL

         Sweetwater Financial Group was formed to organize and own all of the capital stock of Georgian Bank. In October 2000, our organizers filed applications with the Georgia Department of Banking and Finance to charter the bank as a state bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the Georgia Department of Banking and Finance and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital, which we believe will be $7,500,000. Upon preliminary approval from the Georgia Department of Banking and Finance and the FDIC, we will file an application with the Federal Reserve to become a bank holding company. This application must be approved before we can acquire the capital stock of the bank. We expect to receive all preliminary regulatory approvals by the second quarter of 2001.

FINANCIAL RESULTS

         As of November 30, 2000, Sweetwater Financial Group had total assets of $13,532, consisting of cash, deferred stock offering costs, and a deposit on land. Sweetwater Financial Group incurred a net loss of $108,339 for the period from its inception in March 2000 through November 30, 2000. The anticipated loss for the period from inception through the opening of the bank is $425,000.

EXPENSES

         On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

         $60,000 in expenses of the offering, which will be subtracted from the proceeds of the offering.

         $425,000 in expenses to organize and prepare to open Georgian Bank, consisting principally of salaries, overhead and other operating costs, which will be charged against the income of Georgian Bank.

         Prior to our completion of this offering, these expenses will be funded by a $500,000 line of credit at the prime rate minus 0.5%. We will use the proceeds of this offering to repay amounts due under our line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy our financial needs for at least the next 12 months.

OFFICES AND FACILITIES

         Our temporary executive offices are located at 4485 N. Town Square, Suite 102, Powder Springs, Georgia 30127. Our main office will be located at 3270 Florence Road, Powder Springs, Georgia 30127, at the intersection of Florence Road and Highway 278 in Powder Springs. The site is approximately 1.6 acres in size, and the building will be approximately 8,000 square feet. We will purchase this site through the issuance of 30,000 shares of common stock in this offering and the payment of cash in the amount of $425,000. Construction of the building is expected to cost an additional $1,500,000. We expect to open the bank in the fourth quarter of 2001 in a temporary modular facility on the site of the main office and complete construction of our main office in 2002. We plan to open for business in the fourth quarter of 2001.

         Within the first four years of operation, we also plan to open one additional branch located strategically in our service area. We believe that this branch will expand our market presence and provide additional convenience to our customers. We will need to obtain regulatory approval before we can open this branch. We believe that these facilities will adequately serve the bank's needs for its first five years of operation. No site for this branch has as yet been determined.

LIQUIDITY AND INTEREST RATE SENSITIVITY

         Georgian Bank, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is roughly the difference between the interest we charge on our loans and receive from our investments, our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheets so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank's asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank's liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may decrease or eliminate our profitability.

         Liquidity refers to our ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We estimate that we will need approximately $685,000 for our first year of operation. We believe that the minimum proceeds of $7,750,000 from the offering will satisfy the cash requirements for the first three years for both Sweetwater Financial Group and Georgian Bank. We will manage our liquidity by actively monitoring the bank's sources and uses of funds to meet cash flow requirements and maximize profits.

CAPITAL ADEQUACY

         Capital adequacy for state banks and bank holding companies is regulated by the Georgia Department of Banking and Finance, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are
(i) risk-based capital guidelines and (ii) the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see "Capital Regulations" on page 29 for a more detailed discussion.

                                PROPOSED BUSINESS

GENERAL

         We began planning to form Georgian Bank in March 2000 and incorporated Sweetwater Financial Group, Inc. as a Georgia corporation that same month, to function as a holding company to own and control all of the capital stock of Georgian Bank. We initially will engage in no business other than owning and managing the bank.

         We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that the activities could be profitable.

         We filed an application with the Georgia Department of Banking and Finance on October 23, 2000, to organize the bank as a state bank under the laws of Georgia. We have also filed an application with the FDIC for deposit insurance. Upon preliminary approval from the Georgia Department of Banking and Finance and the FDIC, we will file an application with the Board of Governors of the Federal Reserve System for approval to become a bank holding company. Subject to receiving regulatory approval from these agencies, we plan to open the bank in the fourth quarter of 2001, and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with at least $7,500,000 from the proceeds of this offering.

MARKETING OPPORTUNITIES

         Service Area. Our primary service area will consist of southwest Cobb County, and adjacent portions of Paulding County, Georgia, with a focus on the 10 mile radius of our main office. Our main office will be located within the city limits of Powder Springs, Georgia on Highway 278 (also known as C. H. James Parkway) and will provide excellent visibility for the bank. Within the first four years of operation, we plan to open one additional branch strategically located within our service area. This branch will extend the market reach of our bank, and it will increase our personal service delivery capabilities to all of our customers. We plan to take advantage of existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.

         Economic and Demographic Factors. Our primary service area includes the communities and municipalities of Powder Springs, Austell, Hiram, and Mableton, Georgia. With the recent sales of Independent Bank & Trust and Georgia State Bank, there is only one locally owned and operated community bank headquartered within our primary service area.

         The economic and demographic factors of the primary service area point to consistently strong and continued promising market growth for a new local bank such as Georgian Bank.

         - Between 1990 and 2000 population growth of 4.0% annualized for the primary service area was well above the growth rate for Cobb County and the state of Georgia, which was 2.9% and 2.0% annualized, respectively. This growth in our primary service area was due in part to the growth in Paulding County, which experienced an annualized growth rate of 7.1% between 1990 and 2000.

         - Population projections indicate continued strong growth between 2000 and 2005 in the primary service area (3.3% annualized) at a rate above the rate for Cobb County (2.5% annualized) and the state (1.8% annualized.)

         - The estimated 2000 median age for the primary service area (34.6 years) was in line with median ages for Cobb County (34.7 years), Paulding County (32.0) years, and the state (34.1 years).

         - Consistent with population trends, historic and projected household growth rates in the primary service area are well above rates for Cobb County and the state.

         - Between 1991 and 1999 the Cobb County Labor force grew by 89,026 jobs, representing an increase of 33.5%. During the same period, unemployment in Cobb County was well below the state rate. Similarly, Paulding County experienced a 108.3% increase in non-farm employment during those years and maintained an unemployment rate well below the state rate.

         - In 2000, estimated median household income in the primary service area ($60,333) was greater than Cobb County ($58,246), Paulding County ($51,163), and the state ($43,179). The estimated annualized median income growth rate for the primary service area between 2000 and 2005 is lower than the state's but in line with the growth rate in Cobb and Paulding Counties.

         Cobb County is located in north central Georgia and immediately west of Fulton County. It is one of the core counties of the metropolitan Atlanta area, which has been among the national leaders in job creation in recent years. Cobb is the third largest county in Georgia and one of the fastest growing counties in the nation.

         Paulding County, immediately west of Cobb County, is also a metropolitan Atlanta county which has experienced significant economic growth in recent years. From 1990 to 2000, the per capita income of Paulding County residents increased 40%, and is expected to increase by more than 30% over the next five years.

         We believe that the strong historic and projected growth trends and demographic factors for the primary service area, comprised of portions of Cobb and Paulding Counties, make it a desirable market for a new commercial bank.

         Competition. The banking business is highly competitive. Our bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, and money market mutual funds operating in the Cobb County area and elsewhere. As of June 30, 1999, there were 64 banking offices, representing 14 financial institutions, operating in our primary service area and holding over $2.1 billion in deposits. Many of these competitors are well established in the Cobb County area. Most of them have substantially greater resources and lending limits than our bank will have, and many of these competitors offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially.

         Our competitors include large financial institutions like Regions Bank, Bank America, and Wachovia. In the immediate area where we propose to locate our main office, there is only one locally owned community bank. We believe that the opportunity created by recent mergers, our management team, and the economic and demographic dynamics of our service area combined with our business strategy will allow us to gain a meaningful share of the area's deposits.

BUSINESS STRATEGY

         Management Philosophy. Georgian Bank will position itself as a locally-owned and operated bank organized to serve consumers and small-to mid-size businesses and professional concerns. We believe we can offer a unique banking alternative for the market by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach will be enthusiastically supported by the community.

         Operating Strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Georgian Bank's image as a local bank with an individual focus, we will employ the following operating strategies:

         - Experienced Senior Management. We have retained Ken L. Barber to lead the management team as the president and chief executive officer for Georgian Bank and Sweetwater Financial Group. He has over 24 years of banking experience in Georgia. Mr. Barber most recently served as president and chief executive officer of Citizens & Merchants State Bank in Douglasville, Georgia for 14 years. In addition, Caric Martin will serve as our chief financial officer. In Mr. Martin has over 23 years of banking experience in Georgia, including 14 years experience in Cobb County. Most recently, he served as senior vice president and chief financial officer of Georgia State Bank in Mabelton, Georgia.

         - Other Executives. We are in the process of assembling a management team with significant banking experience. We expect these officers to be individuals who reside in the Cobb or Paulding areas and have local banking experience and a history of service to the community. Because of the recent merger and acquisition activity in the market and excitement surrounding the organization of our bank, we believe there is an abundance of local experienced banking executives who would be interested in joining our community banking effort.

         - Community-Oriented Board of Directors. Our management team will operate under the direction of our board of directors. As described in the Management section beginning on page 32, most of our directors are long-time residents and businessmen in the Cobb and Paulding areas, with significant community involvement. These directors are dedicated to the success of the bank, and will play a key part in marketing the new bank in the community.

         - Convenient Branch Location. Within the first four years of operation, we plan to open one branch office located strategically in our primary service area. We believe this branch will expand our market presence and provide convenience to our customers.

         - Local Services and Decision Making. Clients will enjoy a professional and consistent banking environment with local decision-making and personal access to a banker that strives to understand their financial needs. We will seek to be identified as "the hometown bank" that "cares about its customers." In order to accomplish this, we will attempt to hire local bankers who are recognized for their community involvement and successful banking background.

         - Capitalize on Need for Community Banks. The current trend of consolidation in the banking industry has led to the recent acquisitions of Georgia State Bank by Alabama National Bancorporation and Independent Bank & Trust by United Community Banks, Inc. As a result, there is only one locally owned community bank in our primary service area. We believe that residents in our primary service area desire community banking relationships and will therefore support our new local bank.

         -        Focus on Small- to Mid-Sized Commercial Market Sector.
                  Although size gives larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Georgia, we believe that there is a void in the community banking market in our primary service area, and that we can successfully fill this void. We will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to medium-sized businesses and their employees. This includes retail, service, wholesale distribution, manufacturing, and international businesses with annual revenues of less than $10 million. We believe that these organizations desire a consistent banking relationship. We intend to attract these types of businesses based on relationships and contacts which the bank's directors and management have outside our core service area.

LENDING ACTIVITIES

         General. We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses with annual revenue of less than $5 million, and professional concerns that are located in or conduct a substantial portion of their business in the bank's primary market area. We will compete for these loans with competitors who are well established in the Cobb County area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

         The well established banks in the Cobb County area will make proportionately more loans to medium- to large-sized businesses than we will. Many of the bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

         Loan Approval and Review. The bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the board of directors' loan committee. The bank will not make any loans to any director, officer, or employee of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank. The bank expects to sell residential mortgage loans that it originates on the secondary market.

         Loan Distribution. We estimate that our initial percentage distribution of our loans for the first year will be as follows:

                 Real Estate                               40%
                 Commercial Loans                          30%
                 Equity Line and Consumer Loans            20%
                 Residential Mortgage Loans                10%
                                                          ---
                 Total                                    100%
                                                          ===

These are estimates only. Our actual deposit and loan distribution will depend on our customers and vary initially and over time.

         Allowance for Loan Losses. We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principle is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our allowance for loan losses will equal approximately 1% of the average outstanding balance of our loans. Over time, we will base the loan loss reserves on our evaluation of factors including; changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay.

         Lending Limits. The bank's lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

         Credit Risk. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower's customers, suppliers, and employees.

         Real Estate Loans. We expect that loans secured by first or second mortgages on real estate will make up 40% of the bank's loan portfolio. These loans will generally fall into one of two categories: commercial real estate loans or construction and development loans. We also expect to make residential real estate loans secured by first or second mortgages on real estate that will make up 10% of the bank's loan portfolio. Each of these categories is discussed in more detail below, including their specific risks. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

         Real estate loans are subject to the same general risks as other loans. They are particularly sensitive to fluctuations in the value of real estate, which is generally the underlying security for real estate loans. On first and second mortgage loans we would typically not advance more than 80% of the lesser of the cost or appraised value of the property. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance, if applicable.

         We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

         - Commercial Real Estate Loans. Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. We will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%.

         - Construction and Development Real Estate Loans. We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to 18 months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment depends on the ultimate completion of the project and usually on the sale of the property. Specific risks include:

                        -     cost overruns;
                        -     mismanaged construction;
                        -     inferior or improper construction techniques;
                        -     economic changes or downturns during construction;
                        -     a downturn in the real estate market;
                        - rising interest rates which may prevent sale of the property; and
                        - failure to sell completed projects in a timely manner.

         We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

         - Residential Real Estate Loans. These loans will generally have longer terms up to 30 years. We will offer fixed and adjustable rate mortgages, and we intend to sell some or all of the residential real estate loans that we generate in the secondary market. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the bank.

         Commercial Loans. The bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. We will focus our efforts on commercial loans of less than $500,000. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank.

         We may also offer small business loans utilizing government enhancements such as the Small Business Administration's 7(a) program and SBA's 504 programs. These loans will typically be partially guaranteed by the government which may help to reduce the bank's risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.

         Consumer Loans. The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

         We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 80% of the available equity of each property.

DEPOSIT SERVICES

         We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our principal market area at rates competitive to those offered in the Cobb and Paulding County area. In addition, we intend to offer certain retirement account services, including IRAs. We intend to solicit these accounts from individuals, businesses, churches, non-profits, and government entities.

         Deposit Distribution. We estimate that our initial percentage distribution of our deposits for the first year will be as follows:

                      Demand Deposit                      15%
                      Savings & Money Market              30%
                      Time and Savings Deposits            5%
                      CD's under $100,000                 35%
                      CD's over $100,000                  15%
                                                         ---
                      Total                              100%
                                                         ===

OTHER BANKING SERVICES

         We anticipate that the bank will offer other bank services including cash management services such as sweep accounts for commercial businesses. In addition, lines of credit, 24-hour telephone banking and PC/internet delivery are being considered for development. We will offer safe deposit boxes, direct deposit of payroll and social security checks, U.S. Savings Bonds, travelers checks, and automatic drafts for various accounts. We plan for the bank to become associated with the STAR and Cirrus ATM networks that may be used by the bank's customers throughout the country. We believe that by being associated with a shared network of ATMs, we will be better able to serve our clients and will be able to attract clients who are accustomed to the convenience of using ATMs, although we do not believe that maintaining this association will be critical to our success. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and VISA credit card services through a correspondent bank as an agent for the bank. We do not expect the bank to exercise trust powers during its initial years of operation.

MARKET SHARE

         As of June 30, 1999, deposits in Cobb County exceeded $4.4 billion, and deposits in our primary service area exceeded $2.1 billion. The average annual growth rate in deposits in Cobb County over the last four years was 5.85% and 2.78% in our primary service area. Based upon these growth rates, we project deposits will increase to over $2.5 billion in our primary service area by 2005. Our plan over the next five years is to reach 2.67% of the projected deposits in the primary service area, or $68 million. Of course, there can be no assurances that we will accomplish these objectives because, among other matters, we are a new business with no history of operations and we face strong competition.

EMPLOYEES

         We anticipate that, upon commencement of operations, the bank will have approximately 15 full time employees and one part time employee operating out of the bank's permanent facilities. Sweetwater Financial Group, as the holding company for the bank, will not have any employees other than its officers.

LEGAL PROCEEDINGS

         Neither Sweetwater Financial Group, Georgian Bank, nor any of their properties are subject to any material legal proceedings.

                           SUPERVISION AND REGULATION

         Both Georgian Bank and Sweetwater Financial Group are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institution Report Recovery and Enforcement Act in 1989 and following with the FDIC Improvement Act in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

GRAMM-LEACH-BLILEY ACT

         On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. This Act was signed into law by President Clinton on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities.

         The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that Georgian Bank faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Gramm-Leach-Bliley Act will have on Sweetwater Financial Group. From time to time other changes may be proposed to laws affecting the banking industry, and these changes could have a material affect on our business and prospects. We cannot predict the nature or extent of the effect on our business and earnings of fiscal or monetary policies, economic controls, or new federal or state legislation.

SWEETWATER FINANCIAL GROUP, INC.

         Because it will own the outstanding capital stock of the bank, Sweetwater Financial Group will be a bank holding company under the federal Bank Holding Company Act of 1956 and the Financial Institutions Code of Georgia, which includes specific bank holding company statutes.

         The Bank Holding Company Act. Under the Bank Holding Company Act, Sweetwater Financial Group will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company level will be limited to:

         -        banking and managing or controlling banks;
         - furnishing services to or performing services for its subsidiaries; and
         - engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

         Investments, Control, and Activities. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         -        acquiring substantially all the assets of any bank;
         - acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or
         -        merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either Sweetwater Financial Group has registered securities under
Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. If we have 500 or more shareholders of record we will register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

         -        making or servicing loans and certain types of leases;
         - engaging in certain insurance and discount brokerage activities;
         -        performing certain data processing services;
         - acting in certain circumstances as a fiduciary or investment or financial adviser;
         -        owning savings associations; and
         - making investments in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board imposes certain capital requirements on Sweetwater Financial Group under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, Sweetwater Financial Group is able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to Sweetwater Financial Group. Our ability to pay dividends will be subject to regulatory restrictions as described below in "The Bank - Dividends." Sweetwater Financial Group is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

         Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, Sweetwater Financial Group will be expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which Sweetwater Financial Group might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         Georgia State Regulation. As a bank holding company registered under the Financial Institutions Code of Georgia, we are subject to limitations on sale or merger and to regulation by the Georgia Department of Banking and Finance. Prior to acquiring the capital stock of a state bank, we must obtain the approval of the

Department. We must also receive the Department's approval prior to engaging in the acquisition of banking or nonbanking institutions or assets, and we must file periodic reports with respect to our financial condition and operations, management, and intercompany relationships between Sweetwater Financial Group and its subsidiaries.

GEORGIAN BANK

         The bank will operate as a state bank incorporated under the laws of Georgia and subject to examination by the Georgia Department of Banking and Finance and the FDIC. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

         The Georgia Department of Banking and Finance and the FDIC will regulate or monitor virtually all areas of the bank's operations, including:

         -        security devices and procedures;
         -        adequacy of capitalization and loss reserves;
         -        loans;
         -        investments;
         -        borrowings;
         -        deposits;
         -        mergers;
         -        issuances of securities;
         -        payment of dividends;
         -        interest rates payable on deposits;
         -        interest rates or fees chargeable on loans;
         -        establishment of branches;
         -        corporate reorganizations;
         -        maintenance of books and records; and
         - adequacy of staff training to carry on safe lending and deposit gathering practices.

         The Georgia Department of Banking and Finance and FDIC require the bank to maintain specified capital ratios and impose limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Georgia Department of Banking and Finance and FDIC will also require the bank to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

         Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

         -        internal controls;
         -        information systems and audit systems;
         -        loan documentation;
         -        credit underwriting;
         -        interest rate risk exposure; and

         -        asset quality.

         State banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Georgia Department of Banking and Finance, FDIC, or the Federal Reserve Board to be troubled institutions must give the Georgia Department of Banking and Finance, FDIC or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Georgia Department of Banking and Finance, FDIC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

         Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the bank, by Financial Corporation assessment is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and we may not be able to pass these costs on to our customers.

         Transactions With Affiliates and Insiders. The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. A Georgia state bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a state bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Georgia Department of Banking and Finance is required if the total of all dividends declared by a state bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         Branching. Under current Georgia law, the bank may open branch offices throughout Georgia with the prior approval of the Georgia Department of Banking and Finance. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in Georgia. Thus, one or more branch offices could be the result of merger, consolidation or purchase of assets of another bank pursuant to Georgia law.

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Georgia Department of Banking and Finance, as applicable, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank.

         Other Regulations. Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, including, but not limited to:

         - the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
         - the Real Estate Settlement Procedures Act of 1974, requiring lending institutions to provide consumers with thorough and timely information on the nature and costs of settlement, including a uniform settlement statement;
         - the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
         - the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
         - the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
         - the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
         - the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

         - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
         - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either Sweetwater Financial Group or Georgian Bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

         Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

         -        submit a capital restoration plan;
         -        raise additional capital;
         - restrict their growth, deposit interest rates, and other activities;
         -        improve their management;
         -        eliminate management fees; or
         -        divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary, which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

         The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary state and/or federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

         Enforcement Powers. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

         Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL

         The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. All of our organizers will serve as directors. The addresses of our organizers are the same as the address of the bank. Prior to the offering, Caric Martin purchased 10 shares of common stock for $10.00 per share. We will redeem this stock after the offering. This table includes shares based on the "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each organizer to purchase one share of common stock for every share of common stock purchased by the organizers during the offering because these warrants will not be exercisable within 60 days of the date of this prospectus. The shares owned by Lynn Wilson include 30,000 shares to be issued in the offering to GW Investments, in partial payment for the land on which the bank will be built.

                                                                           SHARES ANTICIPATED TO BE OWNED
                                                                               FOLLOWING THE OFFERING
                                                                    ------------------------------------------
                                                                                PERCENTAGE OF   PERCENTAGE OF
                                                                                   MINIMUM         MAXIMUM
          NAME OF BENEFICIAL OWNER                                  NUMBER        OFFERING         OFFERING
          ------------------------                                  -------     -------------   --------------
          DIRECTORS AND EXECUTIVE OFFICERS

          Ken L. Barber ....................................         80,000        10.32%           8.00%
          Helen Barrios ....................................         17,500         2.26%           1.75%
          Fred D. Bentley, Jr ..............................         40,000         5.16%           4.00%
          Earl D. Ehrhart, IV ..............................         10,000         1.29%           1.00%
          Philip T. Homan ..................................         10,000         1.29%           1.00%
          Caric Martin .....................................         20,000         2.58%           2.00%
          Cheryl S. Moultrie ...............................         35,000         4.52%           3.50%
          Andrew Schival ...................................         12,000         1.55%           1.20%
          Charlie Watts ....................................         25,000         3.23%           2.50%
          Paul D. Wilkerson ................................         25,000         3.23%           2.50%
          R. Lynn Wilson ...................................         45,000         5.81%           4.50%

          All directors and executive officers
          as a group (11 persons) ..........................        319,500        41.23%          31.95%

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

         The following sets forth certain information regarding our executive officers and directors as of the date of this Prospectus. Our articles of incorporation provide for a classified board of directors so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2002 annual meeting of shareholders, Class II at the 2003 annual meeting of shareholders, and Class III at the 2004 annual meeting of shareholders.

         NAME                               AGE               POSITION
         ----                               ---               --------
         Ken L. Barber                      46                President, Chief Executive Officer and Director
         Helen Barrios                      53                Secretary, Director
         Fred D. Bentley, Jr.               45                Director
         Earl Ehrhart                       40                Vice-President, Director
         Philip T. Homan                    56                Director
         Caric Martin                       44                Chief Financial Officer
         Cheryl Moultrie                    48                Director
         Andrew Schival                     41                Director
         Charlie Watts                      56                Director
         Paul D. Wilkerson                  50                Director, Chairman of the Board
         Lynn Wilson                        50                Director, Treasurer

         Ken Barber, Class III director, is the president and chief executive officer of Georgian Bank and Sweetwater Financial Group. Mr. Barber has over 24 years banking experience in Georgia. Prior to joining Sweetwater Financial Group, Mr. Barber served as president and chief executive officer of Citizens & Merchants State Bank in Douglasville, Georgia for 14 years. From 1976 to 1986, he served in various capacities for Wachovia Corporation, including vice president of commercial lending. Mr. Barber graduated from the State University of West Georgia with a business administration degree in 1976 and attended the University of Georgia Banking School from 1979 to 1981. Mr. Barber served on the Board of Directors of the Douglas County Chamber of Commerce for five years and was active in the Rotary Club for 14 years.

         Helen Barrios, Class I director and secretary of Sweetwater Financial Group, has been the owner and president of Aztech Contracting, Inc., a construction services company located in Marietta, Georgia since 1989. Prior to her work with Aztech, Ms. Barrios served as an executive of IBM Corporation from 1977 to 1989. Ms. Barrios graduated from California State University, Long Beach, California with a B.A. degree in political science. She is a member of the American Institute of Constructors, the Georgia Hispanic Chamber of Commerce, the Cobb Chamber of Commerce, and the National Advisory Council, U.S. Small Business Administration. She also serves on the board of the Georgia Early Learning Initiative, the Cobb Workforce Investment Board, and the YWCA of Cobb County.

         Fred D. Bentley, Jr., Class I director, is a partner in the law firm of Bentley, Bentley & Bentley, located in Marietta, Georgia. Mr. Bentley has practiced law for 20 years and is licensed in Georgia, Louisiana, and Texas. He currently serves as outside counsel for Cobb County and as city attorney for the City of Kennesaw. Mr. Bentley graduated from the University of Georgia with a degree in accounting in 1977 and Emory University School of Law in 1980. He serves as a trustee on the Kennesaw State University Foundation and as a member of the Executive Committee of the Marietta Cobb Museum of Art. Mr. Bentley was named as Honorary Consul General for the nation of The Gambia in West Africa and has been active in the Olympic movement on behalf of The Gambia and ANOCA.

         Earl Day Ehrhart, IV, Class I director and vice-president of Sweetwater Financial Group, is the senior vice president of The Facility Group, Inc., an architectural and engineering firm located in Smyrna, Georgia. Mr. Ehrhart is currently serving his third term as the Minority Whip of the Georgia House of Representatives, and represents District 36, Powder Springs, Georgia. He is also a member of the Rules, Insurance, Banks and

Banking and Ethics committees. Mr. Ehrhart received a B.A. degree in political science in 1980 from the University of Georgia. He is the State Chairman for the Georgia chapter of the American Legislative Exchange Council (ALEC) and is a member of the ALEC National Board. Mr. Ehrhart currently serves as a member of the National Republican Legislators Association, the West Cobb Rotary Club, and the Cobb County Chamber of Commerce.

         Phillip T. "Murray" Homan, Class II director, has owned Sun Valley Beach, Inc., a recreational facility located in Cobb County, for the last 27 years. Mr. Homan has served on the Cobb Convention and Visitors Bureau for 10 years, four of those years as chairman, and the Cobb County Board of Zoning and Appeals and the Cobb County Planning Board for nine years. He has also served as a director and as president of the South Cobb division of the Cobb Chamber of Commerce, and was a former president of the National Swim and Recreation Association. Mr. Homan graduated from the Regional Leadership Institute in 1993. He is currently involved with numerous local civic organizations including the Powder Springs Business Association, Rotary International, Optimist Club, and the Red Cross.

         Caric Martin is chief financial officer of Sweetwater Financial Group. From 1985 to 1998, Mr. Martin served as chief financial officer of Georgia State Bank (formerly Community Bank & Trust) in Mableton, Georgia. Prior to the sale of Georgia State Bank to a regional bank in 1998, he was responsible for deposit and loan operations, electronic banking sales and operations, and the five branch offices of the bank, including Mableton, Austell, Powder Springs and Hiram. From 1977 to 1985, Mr. Martin served in numerous capacities at the National Bank of Georgia, including vice president of the accounting department. Mr. Martin graduated from the University of Georgia with a B.B.A. degree in accounting in 1978 and received his Masters of Business Administration in 1980. Mr. Martin also earned a degree from the Graduate School of Banking of the South at Louisiana State University, graduating in 1996. He held his CPQ certificate from 1985 until 1990. Mr. Martin is active in his church as a Sunday School teacher and as a member of the finance committee and two building programs. He currently serves in several professional organizations, including divisions of both the Georgia Bankers Association and the Community Bankers Association.

         Cheryl Smith Moultrie, Class II director, has over 20 years experience in public relations, marketing, and resource development, primarily directing major capital campaigns in private higher education. Ms. Moultrie has served as an executive director for the United Way in Starksville, Mississippi and as a vice president for resource development in Spartanburg, South Carolina. She received a B.F.A. in 1974 from Mississippi University for Women and continued her studies at the University of Mississippi, where she worked as director of a state grant through the University's office of Public Relations. Ms. Moultrie serves on the boards of the American Heart Association, Project Read (Literacy), Keep Cobb Beautiful, Cobb Symphony Orchestra, Center for Children and Young Adults, Atlanta History Center, State of Georgia Film Commission, and Southern Flair Magazine. In her role as a board member, she is an avid promoter and a successful fundraiser for the benefit of many community and metro-wide agencies and organizations.

         Andrew Schival, Class II director, is owner and president of Andrew Schival CPA, CFP, PC. Mr. Schival is a member or partner of Beatty, Schival & Assoc., LLC, Schival, Beatty Building, LLC, and Homan Schival Properties. Mr. Schival has 15 years experience managing the engagements of multi-family property management companies including HUD and FmHA insured complexes. He received a B.A. degree in business administration from Georgia State University. Mr. Schival is a member of the American Institute of Certified Public Accountants, the Georgia Society of Certified Public Accountants, the Cobb County Chamber of Commerce, and the North Fulton Chamber of Commerce.

         L. Charles Watts, Class III director, founded W&W Financial Supplies in 1980, which sells banking supplies throughout Georgia. From 1973 to 1980, Mr. Watts served as executive vice president of Citizens Bank in Dallas, Georgia. He served as state representative to the Georgia House of Representatives from 1982 to 1996. During his tenure in the House, Mr. Watts served as chairman of the Banks and Banking Committee and as a member of the Appropriations and Rules Committee. Mr. Watts has also served on the board of First Federal Savings of Paulding County. Mr. Watts is currently involved with real estate development ventures in Paulding County. Mr. Watts received an A. A. degree from Clarke Memorial Jr. College in Newton, Mississippi.

         Paul David Wilkerson, Class III director and chairman of the board of Sweetwater Financial Group, is the president and chief executive officer of Wilkerson Packaging Co., Inc., founded in 1982 in Atlanta, GA. Mr. Wilkerson is also the president and a partner of Spirit Car Wash and Lube Center, Inc. in Hiram, GA. Mr. Wilkerson attended West Georgia College, Dekalb College and Georgia State University. He is an Armed Forces Veteran who served during the Vietnam era. Mr. Wilkerson has served on the boards of various youth organizations, is trustee of Clarkdale United Methodist, and a member of the U.
S. and Georgia Chambers of Commerce.

         R. Lynn Wilson, Class III director and treasurer of Sweetwater Financial Group, is the owner and president of Lick Log Properties, Inc., a real estate investment company, and Wilson Air Conditioning Service. Mr. Wilson is also a partner in G.W. Investments, a real estate investment partnership. All of Mr. Wilson's businesses are located in Powder Springs, Georgia. Mr. Wilson attended Southern Polytechnic State College and West Georgia College. He currently serves as a director of the Conditioned Air Association of Georgia and the West Georgia Conditioned Air Association, and is a member of the Refrigeration Service Engineers Society and the Air Conditioning Contractors of America. Mr. Wilson is an active member of the Cobb, Douglas, and Paulding Chambers of Commerce.

EMPLOYMENT AGREEMENT WITH KEN L. BARBER

         We have entered into an employment agreement with Ken Barber containing the following principal terms.

     - Serves as president and chief executive office of Sweetwater Financial Group and Georgian Bank;

     - Base salary of $175,000 per year, which will increase annually by a minimum of 3%;

     - Term of five years, which is extended automatically for successive three year terms;

     - Entitled to receive a one-time bonus of 6% of his salary when the bank has achieved cumulative profitability for three consecutive months;

     - Eligible to receive up to 50% of his base salary based on profitability and earnings growth of the bank;

     - Entitled to family medical insurance, life insurance, long term disability insurance, and a reasonable car allowance;

     - Participates in the bank's retirement, welfare, and other benefit programs;

     - Upon the granting of the bank charter by the Georgia Department of Banking and Finance, and subject to the approval of the board and the shareholders of Sweetwater Financial Group, Mr. Barber will be granted options to purchase 30,000 shares of stock;

     - Entitled to receive annual grants of 2,500 options pursuant to the employee stock option plan;

     - Receives reimbursement for professional education, club dues, and travel and business expenses;

     - During his employment and for a period of 12 months thereafter, Mr. Barber may not (a) engage in, consult with, or acquire or maintain an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within the primary service area of Georgian Bank, (b) solicit customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment.

DIRECTOR COMPENSATION

         We do not intend to pay our directors fees until the bank is profitable. However, we reserve the right to pay directors' fees.

STOCK OPTION PLAN

         After the offering, we expect to adopt a stock option plan which will permit Georgian Bank to grant options to its employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering, including options granted to Ken L. Barber pursuant to our employment agreement with him. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant. In addition, we are obligated to issue to Bank Resource, Inc., our bank consultant, an option to purchase 8,700 shares of our common stock for $10.00 per share.

STOCK WARRANTS

         The organizers have invested significant time and effort to form Sweetwater Financial Group and Georgian Bank, and they have individually guaranteed a $500,000 line of credit to the bank to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the bank, each organizer will also receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share purchased by that organizer in the offering. The warrants, which will be represented by separate warrant agreements, will vest over a three year period beginning on the date the bank opens for business and will be exercisable in whole or in part during the 10 year period following that date. The warrants will not be transferable, except for estate planning purposes as permitted by the FDIC and Georgia Department of Banking and Finance, and the warrants and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of Sweetwater Financial Group. For more information on these restrictions see "Shares Eligible for Future Sale" on page 40. If the Georgia Department of Banking and Finance or the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not exercised within 30 days.

         The organizers plan to purchase approximately 319,500 shares of common stock for a total investment of $3,195,000. Pending regulatory approval, the number of warrants for which the organizers are entitled to receive includes the shares issued to G.W. Investments in partial payment for the land on which the bank will be built. One of our organizers, Lynn Wilson, is a partner in G.W. Investments. As a result, the organizers will own approximately 41.23% of the common stock outstanding upon completion of the minimum offering and 31.95% of the common stock outstanding upon completion of the maximum offering. If each organizer exercises his warrant in full, the organizers' ownership of Sweetwater Financial Group will increase to 58.38% of the outstanding common stock based on the minimum offering and 48.43% based on the maximum offering. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified offering amount indicates the merits of this offering.

EXCULPATION AND INDEMNIFICATION

         Sweetwater Financial Group's articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

         - a breach of duty involving appropriation of a business opportunity;

         - an act or omission which involves intentional misconduct or a knowing violation of law;

         - any transaction from which the director derives an improper personal benefit; or

         - as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporations Code.

In addition, if such act is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         Sweetwater Financial Group's bylaws contain certain provisions which provide that the company shall indemnify directors to the maximum extent provided by Georgia law. This protection is broader than the protection expressly mandated in Sections 14-2-851 and 14-2-852 of the Georgia Business Corporations Code. These statutory sections provide that a company shall indemnify a director or an officer only to the extent that he has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. In addition to this mandatory indemnification right, our bylaws provide additional mandatory protection that includes, but is not limited to, situations where the director (a) conducted himself in good faith, (b) reasonably believed that conduct in his official capacity with the company was either in the company's best interest or was not opposed to the best interest of the company; and (c) that he had no reasonable cause to believe his conduct was unlawful.

         Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Sweetwater Financial Group pursuant to the foregoing provisions, or otherwise, Sweetwater Financial Group has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 28. These transactions are not expected to involve more than the normal risk of collectibility or present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

         We have engaged the law firm of Bentley, Bentley & Bentley located in Marietta, Georgia to provide legal services to Sweetwater Financial Group. Fred
D. Bentley, Jr. who is an organizer and a director of Sweetwater Financial Group, is a partner in the law firm. Fred D. Bentley, Jr. served as legal counsel to Sweetwater Financial Group until he accepted an invitation from the group to become a Director. Since our inception, we have paid Bentley, Bentley & Bentley approximately $18,822.96 in legal fees. The law firm continues to represent Sweetwater Financial Group.

         One of our organizers, Lynn Wilson, is a partner in GW Investments. GW Investments has entered into a contract with Sweetwater Financial Group for the sale of a tract of land consisting of approximately 1.6 acres for the site of the main office of Georgian Bank. We plan to purchase the property through the issuance of 30,000 shares of Sweetwater Financial Group common stock and the payment of cash in the amount of $425,000. Pending regulatory approval, Mr. Wilson will receive a warrant to purchase 30,000 shares in connection with this transaction. Sweetwater Financial Group obtained a certified appraisal of the property by an MAI appraiser, who appraised the property at $760,000, and a second certified appraisal of $775,000.

           DESCRIPTION OF CAPITAL STOCK OF SWEETWATER FINANCIAL GROUP

GENERAL

         The authorized capital stock of Sweetwater Financial Group consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of Sweetwater Financial Group's capital stock. Reference is made to the articles of incorporation of Sweetwater Financial Group which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, for a detailed description of the provisions summarized below.

COMMON STOCK

         Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See "Dividend Policy" on page 15. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

PREFERRED STOCK

         Sweetwater Financial Group's articles of incorporation provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock. We do not plan to issue any shares of preferred stock, and will not issue preferred stock to organizers on terms more favorable than those on which we issue preferred stock to shareholders other than organizers.

ANTI-TAKEOVER EFFECTS

         The provisions of the articles, the bylaws, and Georgia law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Restrictions on Acquisition. Section 7-1-622 of the Financial Institutions Code of Georgia prohibits companies from "acquiring" Georgian Bank until the bank has been in existence and continuous operation for five years.

         Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Sweetwater Financial Group by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

         Number of Directors. The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Initially, we will have 10 directors.

         Classified Board of Directors. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

         Number, Term, and Removal of Directors. We currently have 10 directors, but our bylaws authorize this number to be increased or decreased by our board of directors or by resolution of the shareholders at any annual or special meeting of the shareholders. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders, by a majority vote of those entitled to vote in an election of directors, may remove a director with cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board of directors, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and director nominations must be in writing and delivered to the secretary of the company not less than 30 days and not more than 60 days in advance of the annual meeting. In the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with these procedures.

         Nomination Requirements. Pursuant to the bylaws, we have established certain nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that the party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors. In addition, our bylaws prohibit individuals who are directors of financial institutions having branches or affiliates in Cobb County from becoming one of our directors.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have between 775,000 and 1,000,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of Sweetwater Financial Group, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of Sweetwater Financial Group pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for Sweetwater Financial Group by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                     EXPERTS

         Sweetwater Financial Group's financial statements dated November 30, 2000 and for the period from April 4, 2000 (initial transaction date), until November 30, 2000 have been audited by Porter Keadle Moore, LLP, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to Sweetwater Financial Group, Georgian Bank, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

         You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including Sweetwater Financial Group.

         We have filed or will file various applications with the Georgia Department of Banking and Finance and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the Georgia Department of Banking and Finance and the FDIC, then this other information is superseded by the information in this prospectus. Projections appearing in the applications to our regulatory agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. Sweetwater Financial Group and Georgian Bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If one of these contracts or documents is an exhibit to the Registration Statement, you may obtain and read the document or contract for more information.

       As a result of this offering, we expect that Sweetwater Financial Group will become a reporting company subject to the informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

                        SWEETWATER FINANCIAL GROUP, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                                Table of Contents

                                                                                                              PAGE(S)
                                                                                                              -------
Report of Independent Certified Public Accountants.........................................................     F-2

Financial Statements:

   Balance Sheet as of November 30, 2000...................................................................     F-3

   Statement of Operations for the period from April 4, 2000 to November 30, 2000..........................     F-4

   Statement of Changes in Stockholder's Deficit for the period from April 4, 2000 to November 30, 2000....     F-5

   Statement of Cash Flows for the period from April 4, 2000 to November 30, 2000..........................     F-6

Notes to Financial Statements..............................................................................     F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board Directors
Sweetwater Financial Group, Inc.
Powder Springs, Georgia

We have audited the accompanying balance sheet of Sweetwater Financial Group, Inc. (a development stage corporation) as of November 30, 2000, and the related statements of operations, changes in stockholder's deficit, and cash flows for the period from April 4, 2000 (date of inception) through November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweetwater Financial Group, Inc. (a development stage corporation) as of November 30, 2000, and the results of its operations and its cash flows for the period from April 4, 2000 through November 30, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Sweetwater Financial Group, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.



                                                    /s/ PORTER KEADLE MOORE, LLP


Atlanta, Georgia
March 20, 2001

                        SWEETWATER FINANCIAL GROUP, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                                  BALANCE SHEET

                                       ASSETS

Cash                                                                                    $  4,827
Deposit on land                                                                            5,000
Deferred stock offering costs                                                              3,705
                                                                                        --------

         Total assets                                                                   $ 13,532
                                                                                        ========

                         LIABILITIES AND SHAREHOLDER'S DEFICIT

Liabilities:
   Due to organizers                                                                    $110,000
   Accounts payable and accrued expenses                                                  11,871
                                                                                        --------

         Total liabilities                                                               121,871
                                                                                        --------

Commitments

Shareholder's deficit:
  Preferred stock, par value $.01 per share; 10,000,000 shares authorized;
     no shares issued and outstanding                                                         --
   Common stock, par value $.01 per share, 10,000,000 shares
     authorized, 10 shares issued and outstanding                                             --
   Additional paid-in capital                                                                 --
   Deficit accumulated during the development stage                                     (108,339)
                                                                                        --------
         Total shareholder's deficit                                                    (108,339)
                                                                                        --------

         Total liabilities and shareholder's deficit                                    $ 13,532
                                                                                        ========

         See accompanying notes to financial statements.

                        SWEETWATER FINANCIAL GROUP, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF OPERATIONS

              FOR THE PERIOD FROM APRIL 4, 2000 (DATE OF INCEPTION)
                            THROUGH NOVEMBER 30, 2000

Expenses:
   Salaries and payroll taxes                                                           $ 27,515
   Professional fees                                                                      56,465
   Application fees                                                                       12,015
   Other                                                                                  12,344
                                                                                        --------

         Net loss                                                                       $108,339
                                                                                        ========

         See accompanying notes to financial statements.

                        SWEETWATER FINANCIAL GROUP, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENT OF CHANGES IN SHAREHOLDER'S DEFICIT

              FOR THE PERIOD FROM APRIL 4, 2000 (DATE OF INCEPTION)
                            THROUGH NOVEMBER 30, 2000

                                                                                                    Deficit
                                                                                                  Accumulated
                                                                                 Additional        During the
                                                Preferred         Common          Paid-in         Development
                                                  Stock            Stock          Capital            Stage              Total
                                                ---------        ---------       ----------       ------------        ---------
Proceeds from the sale of stock
   to organizers                                $      --               --               --                --                --

Net loss                                                                --               --          (108,339)         (108,339)
                                                ---------        ---------        ---------         ---------         ---------

Balance, November 30, 2000                      $      --               --               --          (108,339)         (108,339)
                                                =========        =========        =========         =========         =========

         See accompanying notes to financial statements.

                        SWEETWATER FINANCIAL GROUP, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF CASH FLOWS

              FOR THE PERIOD FROM APRIL 4, 2000 (DATE OF INCEPTION)
                            THROUGH NOVEMBER 30, 2000

Cash flows from operating activities:
    Net loss                                                                            $(108,339)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
        Increase in accrued expenses                                                       11,871
                                                                                        ---------

                  Net cash used in operating activities                                   (96,468)
                                                                                        ---------

Cash flows from investing activities:
   Deposit on land                                                                         (5,000)
   Deferred offering costs                                                                 (3,705)
                                                                                        ---------

                  Net cash used in investing activities                                    (8,705)
                                                                                        ---------

Cash flows from financing activities:
   Loans from organizers                                                                  140,000
   Repayment of organizers' loans                                                         (30,000)
                                                                                        ---------

         Net cash provided by financing activities                                        110,000
                                                                                        ---------

         Net change in cash and cash equivalents                                            4,827
Cash and cash equivalents, beginning of period                                                 --
                                                                                        ---------

Cash and cash equivalents, end of period                                                $   4,827
                                                                                        =========

         See accompanying notes to financial statements.

                        SWEETWATER FINANCIAL GROUP, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         Sweetwater Financial Group (the "Company") is a Georgia corporation organized for the purpose of owning and controlling all of the capital stock of Georgian Bank (in organization) (the "Bank"). The Bank is being organized as a state bank under the laws of Georgia with the purpose of becoming a new bank to be located in Cobb County, Georgia. The Company has filed a charter application with the Georgia Department of Banking and Finance and an application for deposit insurance with the Federal Deposit Insurance Corporation ("FDIC"). Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in the fourth quarter of 2001.

         The Company was formally incorporated in March 2000. Management has prepared these financial statements including financial information from April 4, 2000, the initial financial transaction date. It was on that date that the Company's organizers began pre-organizational activities.

         The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

         The Company intends to sell a minimum of 775,000 shares up to a maximum of 1,000,000 shares of its common stock at $10 per share. The offering will raise gross proceeds of between $7,750,000 and $10,000,000. The directors and executive officers of the Company plan to purchase at least 319,500 shares of common stock at $10 per share in the offering, for a total investment of $3,195,000. Upon purchase of these shares, the Company will issue stock warrants to the organizers to purchase an additional 319,500 shares of common stock for $10 per share. The remaining shares will be sold through a public offering. The Company will use $7.5 million of the proceeds to capitalize the proposed bank.

         Estimates

         The financial statements include estimates and assumptions that effect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

         Deferred Offering Expenses

         Deferred offering expenses will be incurred by the Company in connection with the offering and issuance of its stock. The deferred offering expenses will be deducted from the Company's additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred offering expenses will be charged to operations during the period in which the offering is deemed unsuccessful.

         Organization Costs

         Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

         Proforma Net Loss Per Common Share

         Proforma net loss per common share is calculated by dividing net loss by the minimum number of common shares (775,000), which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the period ended November 30, 2000 was $.14 per share.

(2)      LINE OF CREDIT

         The Company has established a $500,000 line of credit with a financial institution to fund operating expenses of the Company during the development stage. The line is uncollateralized and is guaranteed by the organizers. The line bears interest at the prime rate minus 1/2% and expires one year after the line is opened. As of November 30, 2000, no amounts were outstanding on this line of credit.

                        SWEETWATER FINANCIAL GROUP, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(3)      LIQUIDITY AND GOING CONCERN CONSIDERATIONS

         The Company incurred a net loss of $108,339 for the period from April 4, 2000 (inception) to November 30, 2000. At November 30, 2000, liabilities exceeded assets by $108,339.

         At November 30, 2000, the Company is funded by a line of credit from a bank and advances from the organizers. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

         To provide permanent funding for its operation, the Company is currently offering a minimum of 775,000 shares up to a maximum of 1,000,000 shares of its common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. The Company must receive the minimum amount of $7,750,000 in its initial public offering in order to capitalize the Bank. Should the Company be unable to raise this amount, its ability to continue as a going concern would be doubtful.

(4)      COMMITMENTS

         The Company has engaged a law firm to assist in preparing and filing all organizational, incorporation, and bank applications and to assist in preparing stock offering documents and consummating the Company's initial offering. The aggregate cost of the services is expected to approximate $30,000.

         The Company has engaged a bank consultant to assist in establishing the Bank and bank holding company. The consultant will also assist in the application process. The aggregate cost of the services is expected to approximate $55,000, plus expenses.

         The Company has entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of five years commencing February 27, 2001. The agreement provides for a base salary, an incentive bonus based on the Company's performance, stock options, and other perquisites commensurate with his employment.

         The Company has entered into an agreement to acquire approximately 1.6 acres of land from one of the organizers of the Company for approximately $725,000. This land will be used for the main office of the Bank. The purchase price will be paid through the issuance of 30,000 shares of common stock and the payment of cash in the amount of $425,000. In connection with this purchase, the Company has entered into a loan commitment agreement with a bank for up to $750,000. This loan would be secured by the land, would bear interest at the prime rate minus 1/2% and would be due and payable one year after closing.

         The Company has entered into an agreement to purchase a temporary modular banking facility. The Company will pay approximately $69,000 in connection with this agreement.

(5)      PREFERRED STOCK

         Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(6)      INCOME TAXES

         The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at November 30, 2000:

                  Deferred tax assets:
                       Pre-opening expenses                  $ 41,125

                       Less valuation allowance               (41,125)
                                                             --------

                       Net deferred taxes                    $     --
                                                             ========

         The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

                           SWEETWATER FINANCIAL GROUP
                     STOCK ORDER FORM/SUBSCRIPTION AGREEMENT

TO:      Sweetwater Financial Group, Inc.
         P.O. Box 1309
         Powder Springs, Georgia 30127

Ladies and Gentlemen:

         You have informed me that Sweetwater Financial Group, Inc. a Georgia corporation (the "Company"), is offering up to 1,000,000 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned (the "prospectus").

         1. SUBSCRIPTION. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "The Bankers Bank as escrow agent for Sweetwater Financial Group, Inc." the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that Sweetwater Financial Group shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. Sweetwater Financial Group may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. ACKNOWLEDGMENTS. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

         4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to Sweetwater Financial Group, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

THE SHARES OF COMMON STOCK OFFERED HERE ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.





--------------------------------------------         -----------------------------------------------------
Number of Shares Subscribed                          Name or Names of Subscribers (Please Print)
for (at least 100 shares and no more than
5% of the minimum offering)

$
--------------------------------------------         -----------------------------------------------------
Total Subscription Price at                          Please indicate form of ownership desired (individual,
$10.00 per share (funds must be enclosed)            joint tenants with right of survivorship, tenants in
                                                     common, trust corporation, partnership, custodian, etc.)


Date:                                                                                                     (L.S.)
     ---------------------------------------         -----------------------------------------------------
                                                                       Signature of Subscriber(s)




                                                                                                          (L.S.)
--------------------------------------------         -----------------------------------------------------
Social Security Number or Federal                                      Signature of Subscriber(s)
Taxpayer Identification Number

Street (Residence) Address:


                                                     Day-time Telephone
         -----------------------------------                           -----------------------------------
                                                     Evening Telephone
         -----------------------------------                          ------------------------------------
                                                     Email address
         -----------------------------------                      ----------------------------------------
         City, State and Zip Code


         When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.



TO BE COMPLETED BY SWEETWATER FINANCIAL GROUP, INC.

         Accepted as of ________________________, _______, as to
______________________shares.


                                            SWEETWATER FINANCIAL GROUP, INC.



                                            By:
                                               --------------------------------
                                            Title:
                                                  -----------------------------

==============================================================================================================

                     TABLE OF CONTENTS                                              1,000,000 SHARES
                                                                                      COMMON STOCK

   Summary ...........................................3                           SWEETWATER FINANCIAL
   Risk Factors.......................................6                               GROUP, INC.
   The Offering......................................10
   Use of Proceeds ..................................13                   A PROPOSED BANK HOLDING COMPANY FOR
   Capitalization....................................15
   Dividend Policy ..................................15                              GEORGIAN BANK
   Management's Discussion and Analysis of                                             (PROPOSED)
   Financial Condition and Plan of Operation.........16
   Proposed Business.................................18
   Supervision and Regulation........................25                          ______________________
   Management........................................32
   Certain Relationships and Related Transactions....37                                PROSPECTUS
   Description of Capital Stock......................38
   Legal Matters.....................................40                          ______________________
   Experts...........................................40
   Additional Information ...........................40
   Index to Financial Statements ...................F-1
   Subscription Agreement...........................A-1

                 --------------------------





    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN
THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY
INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN
OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN
OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE
OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS
PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE
COVER, BUT THE INFORMATION MAY CHANGE IN THE FUTURE.



UNTIL _____________, 2001, ALL DEALERS THAT EFFECT                                ______________, 2001
TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S
OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITER, AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS
OR SUBSCRIPTIONS.

==============================================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

                SEC Registration Fee..........................................       $      2,500
                Blue Sky Fees and Expenses....................................              2,000*
                Printing and Engraving........................................             10,000*
                Legal Fees and Expenses.......................................             30,000*
                Accounting Fees and Expenses..................................              2,500*
                Miscellaneous.................................................             13,000*
                                                                                     -------------
                      Total...................................................       $     60,000*
                                                                                     =============

--------------------

*      Estimated for filing purposes.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Georgia Business Corporation Code, as amended, (the "Georgia Law"), permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of duty, provided that no provision shall eliminate or limit the liability of a director for: an appropriation of any business opportunity of the corporation; any act or omission which involves an intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or any distribution that is illegal under Section 14-2-832 of the Georgia Law. The company's Articles of Incorporation (the "Articles") contain a provision which limits the liability of a director to the company or its shareholders for any breach of duty as a director except for a breach of duty for which the Georgia Law prohibits such limitation of liability. This provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

         The company's Articles and Bylaws (the "Bylaws") contain certain provisions which provide indemnification to directors of the company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Georgia Law. If a director or officer of the company has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the company, Sections 14-2-852 and 14-2-857 of the Georgia Law would require the company to indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The Georgia Law expressly allows the company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         The indemnification provisions in the company's Articles and Bylaws require the company to indemnify and hold harmless each of its directors, officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the company, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. Indemnified persons would also be entitled to have the company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts must be repaid.

         The company has the power, under its Bylaws, to obtain insurance on behalf of any director, officer, employee or agent of the company against any liability asserted against or incurred by such person in any such capacity, whether or not the company has the power to indemnify such person against such liability at that time under the Articles, Bylaws or the Georgia Law.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The exhibits filed as part of this Registration Statement are as follows:

    EXHIBIT NO.           EXHIBIT DESCRIPTION
    -----------           -------------------
      3.1*            Articles of Incorporation of the Company.
      3.2*            Bylaws of the Company.
      4.1*            See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of holders of Common Stock of the Company.
      4.2*            Form of certificate of common stock.
      5.1             Opinion of Nelson  Mullins Riley & Scarborough, L.L.P., counsel to the Company, as to the legality of the shares being offered.
     10.1*            Employment Agreement between the Company and Caric Martin dated August 11, 2000.
     10.2*            Escrow Agreement between the Company and The Bankers Bank dated December 11, 2000.
     10.3*            Line of Credit Promissory Note between the Company with The Bankers Bank dated November 14,
                      2000.
     10.4*            Agreement between the Company and Bank Resources, Inc, dated April 4, 2000.
     10.5*            Purchase Agreement between the Company and G.W. Investments dated September 8, 2000.
     10.6*            Agreement between the Company and Spectrum Financial Systems, Inc. dated October 18, 2000.
     10.7             Employment Agreement between the Company and Kenneth L. Barber dated February 27, 2001.
     10.8             Letter Agreement for Voluntary Resignation and Remployment dated February 6, 2001.
     23.1             Consent of the Independent Public Accountants.
     23.2             Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in Exhibit 5.1).
     24.1*            Power of Attorney (filed as part of the signature page to this Registration Statement).

-------------------
* Previously filed.

     (b) Financial Statement Schedules.


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Powder Springs, State of Georgia, March 21, 2001.

                                           SWEETWATER FINANCIAL GROUP, INC.

                                           By: /s/ Kenneth L. Barber
                                               -----------------------------
                                               Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Caric Martin, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                           Title                                     Date
----------                           -----                                     ----
/s/ Kenneth L. Barber
-----------------------------
Kenneth L. Barber                    Chief Executive Officer (principal        March 21, 2001
                                     executive officer)

/s/ Caric Martin
-----------------------------
Caric Martin                         Chief Financial Officer, Director         March 21, 2001
                                     (principal accounting and financial
                                     officer)

*
-----------------------------
Helen Barrios                        Secretary, Director                       March 21, 2001


*
-----------------------------
Fred Bentley, Jr.                    Director                                  March 21, 2001


*
-----------------------------
Earl Day Ehrhart, IV                 Vice President, Director                  March 21, 2001


*
-----------------------------
Phillip T. Homan                     Director                                  March 21, 2001


*
-----------------------------
Cheryl Moultrie                      Director                                  March 21, 2001

*
-----------------------------
Andrew Schival                       Director                                  March 21, 2001


*
-----------------------------
L. Charles Watts                     Director                                  March 21, 2001


*
-----------------------------
Paul D. Wilkerson                    Chairman, Director                        March 21, 2001


*
-----------------------------
R. Lynn Wilson                       Treasurer, Director                       March 21, 2001


/s/ Caric Martin                                                               March 21, 2001
-----------------------------
* As Attorney-in-fact*

                                  EXHIBIT INDEX


   EXHIBIT NO.           EXHIBIT DESCRIPTION
   -----------           -------------------
      3.1*            Articles of Incorporation of the Company.
      3.2*            Bylaws of the Company.
      4.1*            See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of holders of Common Stock of the Company.
      4.2*            Form of certificate of common stock.
      5.1             Opinion of Nelson  Mullins Riley &  Scarborough, L.L.P., counsel to the Company, as to the legality of the shares being offered.
     10.1*            Employment Agreement between the Company and Caric Martin dated August 11, 2000.
     10.2*            Escrow Agreement between the Company and The Bankers Bank dated December 11, 2000.
     10.3*            Line of Credit Promissory Note between the Company with The Bankers Bank dated November 14, 2000.
     10.4*            Agreement between the Company and Bank Resources, Inc, dated April 4, 2000.
     10.5*            Purchase Agreement between the Company and G.W. Investments dated September 8, 2000.
     10.6*            Agreement between the Company and Spectrum Financial Systems, Inc. dated October 18, 2000.
     10.7             Employment Agreement between the Company and Kenneth L. Barber dated February 27, 2001.
     10.8             Letter Agreement for Voluntary Resignation and Remployment dated February 6, 2001.
     23.1             Consent of the Independent Public Accountants.
     23.2             Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in Exhibit 5.1).
     24.1*            Power of Attorney (filed as part of the signature page to this Registration Statement).

* Previously filed.